Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

COINMACH SERVICE CORP.,

SPIN HOLDCO INC.

and

SPIN ACQUISITION CO.

Dated as of June 14, 2007

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER 1.1. 1.2. 1.3. 1.4. 1.5. 1.6. 1.7.	The Merger Closing Effective Time The Certificate of Incorporation of the Surviving Corporation The By-Laws of the Surviving Corporation Directors Officers

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1. 2.2. 2.3.	Effect on Capital Stock Exchange of Certificates Treatment of Stock Plans

ARTICLE III REPRESENTATIONS AND WARRANTIES
3.1. 3.2.	Representations and Warranties of the Company Representations and Warranties of Parent and Merger Sub

ARTICLE IV COVENANTS 4.1. 4.2. 4.3. 4.4. 4.5. 4.6. 4.7. 4.8. 4.9. 4.10. 4.11. 4.12. 4.13. 4.14. 4.15. 4.16. 4.17. 4.18. 4.19.
Interim Operations
Acquisition Proposals
Information Supplied
Stockholders Meeting
Filings; Other Actions; Notification
Access and Reports
Publicity
Employee Benefits and Compensation
Expenses
Indemnification; Directors’ and Officers’ Insurance
Financing
Debt Tender Offer/Redemption of Notes
Other Actions by the Company
Control of Operations
No Additional Representations
Equity Commitment Letters
Payment of Debt
Notice of Non-USRPHC Certificate
Confidentiality of Information and Materials

ARTICLE V CONDITIONS 5.1. 5.2. 5.3.	Conditions to Each Party’s Obligation to Effect the Merger Conditions to Obligations of Parent and Merger Sub to Effect the Merger Conditions to Obligations of the Company to Effect the Merger

ARTICLE VI TERMINATION 6.1. 6.2. 6.3. 6.4. 6.5.	Termination by Mutual Consent Termination by Either Parent or the Company Termination by the Company Termination by Parent Effect of Termination and Abandonment

ARTICLE VII MISCELLANEOUS AND GENERAL
7.1. 7.2. 7.3. 7.4. 7.5. 7.6. 7.7. 7.8. 7.9. 7.10. 7.11. 7.12. 7.13.	Survival
Modification or Amendment
Waiver of Conditions
Counterparts
GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL
Notices
Entire Agreement
No Third Party Beneficiaries
Obligations of Parent and of the Company
Transfer Taxes
Severability
Definitions; Interpretation; Construction
Assignment

Exhibits

Exhibit A Exhibit B Exhibit C	Defined Terms Company Knowledge Parent Knowledge	A-1 B-1 C-1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 14, 2007 (this “Agreement”), is made by and among Coinmach Service Corp., a Delaware corporation (the “Company”), Spin Holdco Inc., a Delaware corporation (“Parent”), and Spin Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of each of the Company (the “Company Board of Directors”), Parent (the “Parent Board of Directors”) and Merger Sub (the “Merger Sub Board of Directors”) has approved this Agreement, pursuant to which Merger Sub shall be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with each share of (i) class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”), including the shares of Class A Common Stock underlying the units of IDS (as defined below), and (ii) class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock,” and together with the Class A Common Stock, are referred to collectively as the “Shares”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than Excluded Shares (as defined in Section 2.1(a)), being converted into the right to receive $13.55 cash (such price, the “Merger Consideration”), without interest, all upon the terms and conditions set forth herein;

WHEREAS, the parties hereto intend that the Company shall survive the Merger as a wholly owned subsidiary of Parent;

WHEREAS, Parent, Coinmach Holdings, LLC, a Delaware limited liability company and a stockholder of the Company (“Coinmach Holdings”), GTCR-CLC, LLC, a Delaware limited liability company, and certain individuals listed on Annex A attached thereto, will enter into a Voting Agreement simultaneously herewith (the “Voting Agreement”), which has been approved by the Company Board of Directors for the purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in this Agreement and the DGCL.

1.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York at 9:00 A.M. on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”), provided that such Closing Date shall not be earlier than September 28, 2007, unless Parent has notified the Company in writing that Parent and Merger Sub have and would have as of an earlier date all necessary funds to consummate the transactions contemplated hereby.

1.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.4. The Certificate of Incorporation of the Surviving Corporation. Subject to Section 4.10, at the Effective Time and without any further action on the part of the Company, Parent or Merger Sub, the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Coinmach Service Corp.”, until thereafter changed, amended or repealed as provided therein and in accordance with applicable Law; provided, that the Certificate of Incorporation shall include provisions substantially identical to Article VII of the Amended and Restated Certificate of Incorporation of the Company immediately prior to the date hereof; provided, further, that in no event shall such provisions of Article VII of the Amended and Restated Certificate of Incorporation of the Company immediately prior to the date hereof be amended prior to the sixth (6th) anniversary of the Effective Time, in a manner adverse to the rights of the beneficiaries of such provisions of Article VII prior to the Effective Time.

1.5. The By-Laws of the Surviving Corporation. Subject to Section 4.10, at the Effective Time and without any further action on the part of the Company, Parent or Merger Sub, the by-laws of the Surviving Corporation (“By-Laws”), until thereafter changed or amended or repealed as provided therein and in accordance with applicable Law, shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to “Coinmach Service Corp.”.

1.6. Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub as of the Effective Time, from and after the Effective Time, shall serve as directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

1.7. Officers. The parties hereto shall take all actions necessary so that the officers listed on Section 1.7 of the Company Disclosure Letter shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

2.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or any direct or indirect Subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company except, in the case of clauses (i) and (ii), for any such Shares held on behalf of third parties, and (iii) Dissenting Shares (each Share referred to in clauses (i) and (ii) being a “Cancelled Share” and collectively, “Cancelled Shares” and each Share referred to in clauses (i) through (iii) being an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted automatically into and thereafter shall represent the right to receive in cash an amount equal to the Merger Consideration, less any withholding taxes as provided in Section 2.2(f). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any Share (other than any Excluded Share) (a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration for each Share, without interest, and each certificate formerly representing Dissenting Shares shall thereafter represent only the right to receive the payment to which reference is made in Section 2.1(d).

(b) Cancellation of Shares. Each Cancelled Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to demand and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration for each such Dissenting Share, but instead holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, each such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for each such Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle, or offer to agree to settle, any such demands.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2. Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited to a paying agent which is a U.S. bank or trust company that shall be appointed by Parent with the Company’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares (and Restricted Shares), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and (ii) the Restricted Shares Consideration payable pursuant to Section 2.3 (such cash deposited with the Paying Agent being hereinafter referred to as the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from any investment of the Exchange Fund as directed by Parent shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures. Promptly, but in any event within ten (10) Business Days, after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or in the case of Shares represented by book-entry (“Book-Entry Shares”), upon adherence to the procedures set forth in the letter of transmittal to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or, in the case of Book-Entry Shares, the surrender of such Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or of Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 2.2(f)) equal to (x) the number of Shares represented by such Certificate or book-entry (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Shares may be issued to such transferee if the Certificate formerly representing such Shares or Book-Entry Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Shares is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration per Share (after giving effect to any required tax withholdings as provided in Section 2.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws).

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in reasonable amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

(f) Withholding Rights. Each of Parent and the Surviving Corporation, on behalf of itself (or any of their Subsidiaries that are withholding agents in respect of compensatory payments), shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (whether pursuant to the Merger or otherwise) to any holder of Shares (including, for the avoidance of doubt, Restricted Shares) such amounts that are required to be deducted or withheld with respect to such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules, and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law (other than any deduction or withholding under Sections 897 or 1445 of the Code if the Company provides Parent with the certificate described in Section 5.1(e) and the proof described in Section 4.18 on or before the Closing Date). To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

2.3. Treatment of Stock Plans.

(a) Treatment of Restricted Stock. At the Effective Time, each award of restricted Class A Common Stock granted under the Company’s 2004 Long-Term Incentive Plan and the Company’s 2004 Unit Incentive Sub-Plan (collectively, the “Company Stock Plans”) (each outstanding restricted stock award, a “Restricted Share”) shall no longer be subject to vesting, performance, forfeiture or other restriction provisions imposed on such Restricted Shares by their terms immediately prior to the Effective Time, and be converted automatically, by virtue of the Merger, into a right to receive the Merger Consideration as provided in Section 2.1(a) (the “Restricted Shares Consideration”), except, subject to prior written notice to the Company on or prior to the Effective Time, as otherwise agreed between Parent and the holder of a Restricted Share.

(b) Corporate Actions. At or prior to the Effective Time, Parent and the Company shall cooperate in taking all commercially reasonable efforts necessary or advisable to effectuate the provisions of Section 2.3(a) (without expenditure of funds).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. Except as set forth in (i) the disclosure letter delivered to Parent by the Company (the “Company Disclosure Letter”) or (ii) the Company Reports filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub as set forth in this Section 3.1. Any item disclosed in a section of the Company Disclosure Letter shall be deemed disclosed in any other section of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face.

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent or its Affiliates a complete and correct copy of the certificates of incorporation and by-laws or equivalent organizational documents of the Company and its Subsidiaries, each as amended to date. Section 3.1(a) of the Company Disclosure Letter accurately and completely lists each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

(b) Capital Structure. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, of which 29,260,030 shares of Class A Common Stock were outstanding as of the close of business on May 23, 2007, of which (x) 13,350,911 shares of Class A Common Stock are part of IDSs and (2) 238,843 are Restricted Shares, (ii) 100,000,000 shares of Class B Common Stock of which 23,374,450 shares of Class B Common Stock were outstanding as of the close of business on May 23, 2007; and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of the date hereof. As of the close of business on May 23, 2007, no shares of Class A Common Stock and no shares of Class B Common Stock were held in Treasury or by Subsidiaries of the Company. As of May 23, 2007, the Company had 13,350,911 IDSs issued and outstanding consisting of 13,350,911 shares of Class A Common Stock and $81,974,593.54 aggregate principal amount of Notes. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares reserved for issuance other than, as of May 23, 2007, (A) 13,350,911 shares of Class A Common Stock reserved for issuance in connection with separation or recombination of IDSs and (B) 2,597,886 shares of Class A Common Stock reserved for issuance by the Company Board of Directors pursuant to Company Stock Plans. Section 3.1(b) of the Company Disclosure Letter accurately and completely lists, as of the date specified therein, each outstanding Restricted Share, including the holder, date of grant and number of such Restricted Shares. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except pursuant to the Company Stock Plans and as provided in the Amended and Restated Certificate of Incorporation of the Company, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter, other than any shares of Class A Common Stock which are part of IDSs.

(c) Corporate Authority; Approval; Fairness and Vote Required. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the voting power of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholders Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and, to general equity principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Company Board of Directors, at a duly called and held meeting, has unanimously adopted resolutions: (A) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement, (B) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (C) recommending that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby (the “Recommendation”) and directing that this Agreement and the Merger be submitted for consideration of the stockholders of the Company at the Company Meeting; (D) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, and (E) receiving the opinion of its financial advisor, Houlihan Lokey Howard & Zukin, to the effect that as of the date of such opinion the Merger Consideration is fair from a financial point of view to the holders of shares of Class A Common Stock (other than members of the Company’s management that will retain or acquire an equity interest in the Company, GTCR — CLC, LLC and their respective Affiliates, Parent and its Subsidiaries and any other Person excluded by Houlihan Lokey Howard & Zukin from such opinion), a copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company Board of Directors and may not be relied on by Parent or its Affiliates. The Company Board of Directors has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) under Section 203 of the DGCL or any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement, the Voting Agreement or the consummation of the transactions in the manner contemplated hereby and thereby. Except for the Company Stockholders Approval and the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.

(iii) The holders of the Class A Common Stock and the Class B Common Stock will vote together as a single class for purposes of the Company Stockholders Approval, and the affirmative vote of a majority of the voting power of such single class will be sufficient for the adoption of this Agreement and the Merger pursuant to such Company Stockholders Approval. For purposes of the Company Stockholders Approval, (A) each share of Class A Common Stock is entitled to one (1) vote; and (B) each share of Class B Common Stock is entitled to two (2) votes.

(d) Governmental Filings; No Violations; Certain Contracts. (i) Other than (A) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required, (B) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (C) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the Proxy Statement in connection with the Company Stockholders Approval, (D) compliance with the rules and regulations of the American Stock Exchange, (E) compliance with any applicable foreign or state securities or blue sky laws and (F) the filings or notices that are required and customary pursuant to any state environmental transfer statutes (collectively, clauses (A) through (F), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, including, but not limited to, any exchange on which securities of the Company are traded or listed (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not reasonably likely to have a Company Material Adverse Effect.

(ii) Except as set forth in Section 3.1(d)(ii) of the Company Disclosure Letter, assuming compliance with the matters referenced in Section 3.1(d)(i), receipt of the Company Approvals and the receipt of the Company Stockholders Approval, the execution and delivery of this Agreement by the Company do not, and performance of this Agreement by the Company, including the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries or, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act binding the Company or any of its Subsidiaries or any Law to which the Company or any of its Subsidiaries is subject except, in the case of clause (B) above, for any such breach, violation, termination, default, creation or acceleration that is not reasonably likely to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has made available to Parent or its Affiliates all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since March 31, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports filed since the Applicable Date and prior to the date hereof, at the time of its filing (or if amended, as of the date of the last such amendment prior to the date hereof) with or being furnished to the SEC, did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company Reports complied, when filed, as to form in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder.

(ii) As of the date hereof, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the American Stock Exchange.

(iii) As of the date hereof, the Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports filed since the Applicable Date and prior to the date hereof (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports filed since the Applicable Date and prior to the date hereof (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(v) The Company maintains disclosure controls and procedures required by Rule 13a-15(e) of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is accumulated and communicated to individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the Applicable Date, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company Report has been so disclosed.

(vi) Except as set forth in Section 3.1(e)(vi) of the Company Disclosure Letter, no officer or director of the Company or any of its Subsidiaries or any of such officers’ or directors’ immediate family members or Affiliates has any material interest, direct or indirect, in (x) any Contract or commitment to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (y) any property or asset used or owned by the Company or any of its Subsidiaries or (z) any material supplier to the Company or its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of 5% or less of any class of such security shall not be deemed to be an interest for purpose of this Section 3.1(e)(vi).

(f) Absence of Certain Changes. Except as set forth in Section 3.1(f) of the Company Disclosure Letter or as disclosed in the Company Reports, since December 31, 2006 to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i) any adoption of or proposal for any changes to the certificate of incorporation or by-laws or other applicable governing instruments of the Company or any of its Subsidiaries;

(ii) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments that, in each case, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions (x) by any direct or indirect wholly owned Subsidiary to the Company or to any direct or indirect wholly owned Subsidiary of the Company, (y) other than pursuant to any Company Stock Plan, any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries or (z) in accordance with the Company’s stated dividend policy);

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; or any material write up, write down or write off of the book value of any assets of the Company or any of its Subsidiaries;

(v) (A) any increase in the compensation payable or to become payable to its directors, officers or employees with annual base compensation of (x) less than $100,000, except for an increase not in excess of 3.0% of their then respective compensation in the ordinary course of business (without taking into consideration, with respect to directors, officers or employees with annual base compensation of less than $75,000, any bonus payments), and (y) $100,000 or more, or (B) any establishment, adoption or material amendment of any collective bargaining agreement, Company Stock Plan or Benefit Plan, except to the extent required by applicable Laws;

(vi) any material amendment, modification, supplement, waiver or termination (other than termination in accordance with its terms) of any Material Contract;

(vii) any transfer, sale, lease, license, mortgage, pledge, surrender, encumbrance, divestiture, cancellation, abandonment or other disposition of any material assets, product lines or businesses of the Company or any of its Subsidiaries, except for obsolete assets or any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrance, divestiture, cancellation, abandonment or other disposition in the ordinary course of business consistent with past practice; or

(viii) any agreement to do any of the foregoing.

(g) Litigation and Liabilities. (i) Section 3.1(g)(i) of the Company Disclosure Letter accurately and completely lists, as of the date hereof, all civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending against the Company or any of its Subsidiaries, except those that are not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole.

(ii) Neither the Company nor any of its Subsidiaries has any obligations or liabilities, except for (x) obligations or liabilities set forth in the consolidated balance sheets included in or incorporated by reference into the Company Reports or disclosed in any footnotes thereto, (y) obligations or liabilities that would not be required under GAAP to be accrued or reflected in a consolidated balance sheet prepared in accordance with GAAP and (z) obligations or liabilities incurred in the ordinary course of business that are not reasonably likely to have a Company Material Adverse Effect.

(h) Employee Benefits.

(i) Each Benefit Plan, and each Coinmach Holdings Benefit Plan, is listed on Section 3.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans and Coinmach Holdings Benefit Plans listed in Section 3.1(h)(i) of the Company Disclosure Letter, including a written description of any unwritten Benefit Plan and, if applicable, any trust instruments, insurance contracts, summary plan descriptions, actuarial reports (and accompanying schedules, if any), the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Benefit Plan and all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor, Form 5500s for the two (2) most recent years and all amendments thereto have been provided or made available to Parent or its Affiliates.

(ii) Except to the extent that any breach of the representations set forth in this sentence would not reasonably be excepted to have a Company Material Adverse Effect, (a) each Benefit Plan is in material compliance, in form and operation, with its terms, ERISA, the Code and other applicable Laws; (b) each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS, and is awaiting receipt of a response) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation or denial of any such determination letter or opinion letter; (c) none of the Company, any of its Subsidiaries or any of their ERISA Affiliates maintains, contributes to or has an obligation to contribute to any employee benefit plan within the meaning of Section 3(3) of ERISA, or any “multiemployer plan” within the meaning of Section 3(37) of ERISA, that is subject to Title IV of ERISA; (d) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 or 4976 of the Code; (e) no liability, claim, action or litigation, has been made, commenced or, to the knowledge of the Company, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and (f) all contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made.

(iii) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the proposed and final regulations thereunder, IRS Notice 2005-1, Notice 2005-91, Notice 2006-33, Notice 2006-79 and Notice 2006-100, except for such noncompliance as would not be material.

(iv) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Company and the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not (A) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in Article II, this Section 3.1(h), Section 4.1(p) and listed on Section 3.1(h)(iv) of the Company Disclosure Letter, (B) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, except as expressly provided in this Section 3.1(h), Section 4.1(p) and listed on Section 3.1(h)(iv) of the Company Disclosure Letter, or (C) result in any forgiveness of indebtedness, trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Benefit Plan. Except as set forth in Section 3.1(h)(iv) of the Company Disclosure Letter, no payment (within the meaning of Section 280G of the Code) by Coinmach Holdings, the Company or any Subsidiary of the Company to any employee or former employee of the Company or any Subsidiary of the Company would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the Merger and the transactions contemplated hereby (alone or in combination with any event set forth in the Company Disclosure Letter or a Benefit Plan or a Coinmach Holdings Benefit Plan). Except as set forth in Section 3.1(h)(iv) of the Company Disclosure Letter, no person is entitled to receive any additional payment (including, without limitation, any tax gross up or other payment) from the Company or any of its Subsidiaries or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

(v) Section 3.1(h)(v) of the Company Disclosure Letter sets forth a list of the officers, directors and employees of the Company and its Subsidiaries who, as of the date hereof, hold common units, Class C preferred units or any other equity interest in Coinmach Holdings, and in the case of each such officer or employee, (A) the number and type of units or other equity interest held; and (B) the percentage of ownership interest in Coinmach Holdings.

(i) Compliance with Laws; Permits. (i) Since March 31, 2006, neither the Company nor any of its Subsidiaries has been in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that are not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.1(i)(i) of the Company Disclosure Letter, as of the date hereof, no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending. Notwithstanding anything contained in this Section 3.1(i) to the contrary, no representation or warranty shall be deemed to be made in this Section 3.1(i) in respect of the matters referenced in Section 3.1(e), 3.1(h), 3.1(m) or 3.1(o), each of which matters is addressed by other sections of this Agreement.

(ii) As of the date hereof, each of the Company and its Subsidiaries has obtained and is in material compliance with all material permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted.

(j) Material Contracts. (i) Section 3.1(j)(i) of the Company Disclosure Letter accurately and completely lists, as of the date hereof, the following Contracts to which the Company or any of its Subsidiaries is a party or by which their properties or assets are bound:

(A) any Contract required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) any lease or sublease of real or personal property providing for annual rentals of $500,000 or more (each, a “Lease”);

(C) any Contract that is both (x) reasonably likely to result in annual payments to the Company and its Subsidiaries of more than $1,000,000 and (y) not cancelable by the Company or such Subsidiary without any financial or other penalty on 180 days or less notice;

(D) other than with respect to any partnership that is directly or indirectly wholly owned by the Company or any directly or indirectly wholly owned Subsidiary of the Company, any partnership, joint venture, or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than 10% voting or economic interest, or any interest with a book value of more than $1,000,000 without regard to percentage voting or economic interest;

(E) any Contract (other than among the Company and any direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money owing by the Company or any of its Subsidiaries, other than any Contract relating to indebtedness of less than $10,000,000 (whether incurred, assumed, guaranteed or secured by any asset);

(F) any Contract that involves ongoing limitations, on the ability of the Company or any of its Subsidiaries to compete in any business line or geographic area;

(G) any agreement with Coinmach Holdings or its Affiliates (other than the Company and any of its Subsidiaries);

(H) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries continues to be obligated not to acquire assets or securities of the other party or any of its Affiliates;

(I) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares (the Contracts described in clauses (A) — (I), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii) A true and complete copy of each Material Contract has previously been delivered or made available to Parent or its Affiliates and each such Contract is valid, binding and enforceable against the Company and, to the knowledge of the Company, the other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto, are not in default or breach in any respect under the terms of any such Contract, except for such defaults or breaches as are not reasonably likely to have a Company Material Adverse Effect. None of the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any Material Contract.

(k) Real Property. (i) The Company or one of its Subsidiaries, as applicable, has good title to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”) which is material to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, free and clear of any Encumbrance. There are no outstanding options or rights of first refusal to purchase any Owned Real Property, which is material to the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole, or any portion thereof or interest therein.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, binding and enforceable against the Company and, to the knowledge of the Company, the other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception, and none of the Company or any of its Subsidiaries and, to the knowledge of the Company, none of the other parties thereto, are in breach of or default under such lease or sublease, except in each case, for such breaches or defaults, that are not reasonably likely to have a Company Material Adverse Effect.

(iii) Section 3.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of the top twenty-five (25) Leases measured in each case by dollar volume of gross revenue generated by such Lease during the year ended March 31, 2007.

(iv) Section 3.1(k)(iv) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.

(l) Takeover Statutes. Except as set forth in Section 3.1(l) of the Company Disclosure Letter, to the knowledge of the Company, no Takeover Law is applicable to the Company, the Shares, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement. The Company Board of Directors has resolved to render the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

(m) Environmental Matters. Except as is not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries, as of the date hereof, are in compliance with all applicable Environmental Laws; (ii) as of the date hereof, no property owned or operated by the Company or any of its Subsidiaries is contaminated with Hazardous Substances requiring remediation under any Environmental Law; and (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any claims alleging liability under any Environmental Law.

(n) Taxes. Except as set forth in Section 3.1(n) of the Company Disclosure Letter, the Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, in all material respects; (B) have paid all material Taxes that are required to be paid by them; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains effective. Except as set forth in Section 3.1(n) of the Company Disclosure Letter, all material Taxes that the Company or any of its Subsidiaries are required by law to withhold from amounts paid to any employee, creditor or third party have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable. Except as set forth in Section 3.1(n) of the Company Disclosure Letter, there are not pending any audits, examinations or, to the knowledge of the Company, investigations in respect of Taxes or Tax matters, and none of the Company and its Subsidiaries is liable for Taxes of any Person other than the Company or any of its Subsidiaries by reason of being a member of a consolidated, combined, unitary or other affiliated group of which such other Person was a member or by reason of being a transferee pursuant to an agreement involving the acquisition of the assets of another Person. The Company has made available to Parent or its Affiliates true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended March 31, 2005, 2004 and 2003.

(o) Labor Matters. Section 3.1(o) of the Company Disclosure Letter accurately and completely lists each collective bargaining agreement or other Contract with a labor union or labor organization, as of the date hereof, to which the Company or any of its Subsidiaries is a party or by which they are otherwise bound. Neither the Company nor any of its Subsidiaries is the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization other than proceedings that are listed on Section 3.1(o) of the Company Disclosure Letter or that are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.1(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress. There is no pending, nor has there been for the past five (5) years (or such shorter period as the Company has owned its Subsidiary), any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries other than those which are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable Laws pertaining to employment of employees, including but not limited to laws respecting employment and employment practices, terms and conditions of employment and wages and hours, classification of employees, equal employment entitlements, prohibited discrimination and unfair labor practices, except as would not reasonably be likely to have a Company Material Adverse Effect. The Company has previously made available to Parent or its Affiliates correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound.

(p) Intellectual Property. Except for such insufficiencies or failures to survive as are not reasonably likely to have a Company Material Adverse Effect, as of the date hereof, the Company has sufficient rights to use all Intellectual Property used in its business as presently conducted. Section 3.1(p) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property owned by the Company, indicating for each Registered Intellectual Property the registration or application number and the applicable filing jurisdiction. To the knowledge of the Company, the Company does not infringe or otherwise violate the Intellectual Property rights of any third party, other than such violations that are not reasonably likely to have a Company Material Adverse Effect.

(q) Insurance. Section 3.1(q) of the Company Disclosure Letter completely and accurately lists all insurance policies of the Company and its Subsidiaries in effect on the date hereof with the insurance companies set forth therein. The Company has made such insurance policies available to Parent or its Affiliates prior to the date hereof. Each insurance policy listed on Section 3.1(q) of the Company Disclosure Letter is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, has not been terminated by any party thereto and all premiums due with respect to all such insurance policies have been paid. The Company and its Subsidiaries maintain policies for insurance coverage in such amounts and against such risks and losses as are, in the Company’s sole judgment, reasonable for the assets and properties of the Company and its Subsidiaries and as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance). The Current Premium as of the date hereof is $326,331.

(r) Brokers and Finders. Neither the Company nor its Subsidiaries nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Deutsche Bank Securities Inc. and Merrill Lynch & Co., Inc. as its financial advisors.

(s) Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company shall not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Affiliates specifically for inclusion or incorporation by reference therein.

(t) Suppliers. Section 3.1(t) of the Company Disclosure Letter sets forth a list of the ten (10) largest suppliers (including service providers) (measured in each case by dollar volume of gross payments made by the Company or its Subsidiaries during the year ended March 31, 2007) of the Company and its Subsidiaries, taken as a whole. There exists no actual, and, to the knowledge of the Company, threatened, termination, cancellation or material limitation of, or material change in, the business relationship of the Company or its Subsidiaries with any of the suppliers listed on Section 3.1(t) of the Company Disclosure Letter.

3.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby, jointly and severally, represents and warrants to the Company as set forth in this Section 3.2:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably expected to prevent, materially delay or impair the ability of Parent and/or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (“Parent Material Adverse Effect”). Parent or its Affiliates has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as amended to the date hereof.

(b) Corporate Authority; Approval. (i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement, the Equity Commitment Letters to which it is a party, and to consummate the Merger and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and all other instruments and agreements to be executed and delivered by Parent and/or Merger Sub as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Merger Sub Board of Directors and Parent Board of Directors (including, without limitation, acting as Merger Sub’s sole stockholder), and no other corporate or stockholder action on the part of Merger Sub or Parent (including acting as Merger Sub’s sole stockholder), is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by Parent and/or Merger Sub and the consummation of the transactions contemplated hereby and thereby. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings and Consents; No Violations; Etc. (i) Other than (A) the filings and/or notices under the HSR Act, if required, (B) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (C) compliance with the applicable requirements of the Exchange Act, (D) compliance with any applicable foreign or state securities or blue sky laws and (E) the filings or notices that are required and customary pursuant to any state environmental transfer statutes (collectively, clauses (A) through (E), the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or its Affiliates with, nor are any consents, registrations, approvals, permits, security clearances or authorizations required to be obtained by Parent or its Affiliates from, any Governmental Entity or other third party in connection with the execution, delivery and performance of this Agreement and, with respect to Parent, the Equity Commitment Letters, by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain would not reasonably likely to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the Equity Commitment Letters by Parent and Merger Sub, as the case may be, do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby shall not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries, pursuant to, any Contracts binding Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any breach, violation, termination, default, creation or acceleration that would not reasonably likely to have a Parent Material Adverse Effect.

(d) Financing. Parent has made available to the Company true and complete copies of each of the Equity Commitment Letters and the Debt Commitment Letters (collectively, the “Financing Commitments”). Each of the Financing Commitments is a legal, valid and binding obligation of Parent, and, to the knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect, and Parent is not in material breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or material failure to satisfy a condition precedent set forth therein. As of the date hereof, there exist no side letters or other agreements or arrangements that are inconsistent or conflict with or alter in any material respect the Financing Commitments. As of the Effective Time, Parent and Merger Sub shall have immediately available to them, all funds necessary (i) for the payment to the Paying Agent of (A) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and (B) the Restricted Shares Consideration payable pursuant to Section 2.3 and (ii) to satisfy all of Parent’s and/or Merger Sub’s obligations under this Agreement and the transactions contemplated hereby, including, but not limited to, under Section 4.5(d)(ii), Section 4.10, Section 4.12 and Section 6.5(e).

(e) Litigation. As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not reasonably likely to have a Parent Material Adverse Effect.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 5,000 shares of common stock, par value $0.01 per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub has been duly authorized and validly issued and is fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(g) Brokers and Finders. None of Parent, Merger Sub nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger, the other transactions contemplated by this Agreement or the transactions contemplated by the Voting Agreement or the Equity Commitment Letters.

(h) Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent, if any, are traded, in order for Parent to consummate the transactions contemplated hereby, including the Merger, and the transactions contemplated by the Equity Commitment Letters.

(j) Certain Arrangements. Prior to May 11, 2007, there were no contracts, undertakings, commitments, obligations or understandings, whether written or oral, between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board of Directors, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

(k) Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective Affiliates hold any rights to acquire any Shares except pursuant to this Agreement.

ARTICLE IV

COVENANTS

4.1. Interim Operations. The Company covenants and agrees that, after the date hereof and prior to the earlier of the Effective Time and the date, if any, of which this Agreement is earlier terminated pursuant to Article VI, its business and the business of its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice. To the extent consistent with the foregoing sentence, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Nothing in the foregoing sentences shall prohibit or restrict the Company and its Subsidiaries from taking any of the following actions: (i) actions approved by Parent in writing (which approval shall not be unreasonably delayed, and Parent agrees to consider in good faith any actions to be taken by the Company for which such approval is being sought from Parent by the Company), (ii) any action expressly required or expressly not prohibited by this Agreement; and (iii) any action required by Law (including any requirement of the SEC). Without limiting the generality of the foregoing and in furtherance thereof, from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Article VI, except (A) as otherwise expressly required or expressly not prohibited by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably delayed and Parent agrees to consider in good faith any actions to be taken by the Company for which such approval is being sought from Parent by the Company), (C) as set forth in Section 3.1 of the Company Disclosure Letter or (D) as required by any applicable Laws (including any requirement of the SEC), the Company will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(b) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets that would be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except, in each case, (x) purchases of supplies, equipment, services and inventory in the ordinary course of business consistent with past practice and (y) any Permitted Acquisition;

(c) restructure, recapitalize, reorganize or completely or partially liquidate the Company or any of its Subsidiaries or adopt a plan of complete or partial liquidation with respect to the Company or any of its Subsidiaries or adopt resolutions providing for or authorizing any of the foregoing;

(d) except as set forth in Section 4.1(d) of the Company Disclosure Letter, other than shares of Class A Common Stock issuable under the Company Stock Plans issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) make any loans, advances (except for advances to employees in respect of travel and business expenses) or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) other than in the ordinary course of business consistent with past practice;

(f) (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distribution paid (x) by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary of the Company and (y) on the Shares declared by the Company Board of Directors in accordance with the Company’s stated dividend policy consistent with past practice, including, but not limited to, (A) those certain dividends declared by the Company Board of Directors on May 10, 2007 in respect of the Shares and payable June 1, 2007 in an aggregate amount not to exceed $16,029,100 and (B) those certain dividends payable on September 1, 2007 in respect of outstanding shares of Class A Common Stock, and (C) those certain dividends declared on or after November 1, 2007 and payable only in the event the transactions contemplated by this Agreement are not consummated on or prior to November 30, 2007 or (ii) enter into any agreement with respect to the voting of its capital stock;

(g) other than transactions involving direct or indirect wholly owned Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock other than pursuant to the Company Stock Plans;

(h) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money (i) incurred pursuant to agreements in effect prior to the date hereof, provided that the Company shall not incur any additional indebtedness under the Credit Agreement without the prior consent of Parent, (ii) incurred in the ordinary course of business consistent with past practices not to exceed $1,000,000 in the aggregate or (iii) guarantees incurred in compliance with this Section 4.1 by the Company or any of its direct or indirect wholly owned Subsidiaries of indebtedness of any direct or indirect wholly owned Subsidiary of the Company;

(i) fail to pay when due (after taking into account any applicable grace periods and notice requirements) all interest due and payable on the Company’s indebtedness incurred prior to the date hereof;

(j) except (i) as set forth in the capital budgets previously made available to Parent or its Affiliates (and set forth in the Company Disclosure Letter) and consistent therewith, or (ii) in connection with one or more Permitted Acquisitions, make or authorize any capital expenditures in excess of $2,000,000 in the aggregate;

(k) except as set forth in Section 4.1(k) of the Company Disclosure Letter, make any changes with respect to accounting policies or procedures, except as required by Law or changes in applicable generally accepted accounting principles;

(l) except as set forth in Section 4.1(l) of the Company Disclosure Letter, settle or compromise any pending or threatened material suit, action, claim or litigation or other proceedings before a Governmental Entity other than the settlement or compromise of any such suit, action, claim or litigation or other proceedings (A) in the ordinary course of business consistent with past practice and (B) reflected or reserved against in the financial statements of the Company for the period ended December 31, 2006, but only to the extent that the amount of such settlement or compromise is not materially in excess of such reflected or reserved amount;

(m) other than in the ordinary course of business consistent with past practice, make or change any material Tax election, or settle or finally resolve any Tax contest with respect to a material amount of Tax;

(n) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in the ordinary course of business, except for obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $2,500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date hereof;

(o) other than in the ordinary course of business consistent with past practice or as required by applicable Law, materially amend, modify, supplement, waive or terminate (other than termination in accordance with their terms) or enter into any Material Contract;

(p) except (w) as required pursuant to existing written, binding agreements in effect prior to the date hereof, (x) as required by any Employee Benefit Plan in each case listed on Section 3.1(h) of the Company Disclosure Letter, (y) as set forth in Section 4.1(p) of the Company Disclosure Letter, or (z) as otherwise required by applicable Law, (i) grant or provide any new severance or new termination payments or new material benefits to any existing director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any officer, employee or director of the Company, other than such increases which in the aggregate would not result in payments in excess of $1,800,000 in any given fiscal year of the Company including (A) increases made to hourly employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in payments of sales commissions by the Company or any of its Subsidiaries resulting from adjustments to the Company’s sales commission plans as in effect on the date hereof; provided that, for the avoidance of doubt, payments of sales commissions by the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice and in accordance with the Company’s sales commission plans as in effect on the date hereof shall be permitted under this Agreemrnt, (C) making any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries or (D) increases in quarterly bonuses to regional vice presidents made in the ordinary course of business consistent with past practice; provided that any quarterly bonus payments to regional vice presidents made in the ordinary course of business consistent with past practice not exceeding $100,000 in the aggregate shall be permitted under this Agreement, (iii) grant or pay any transaction-related bonuses or make any other similar payments, whether or not in cash, in connection with the transactions contemplated hereby, (iv) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (v) subject to the terms of this Agreement, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans to directors, officers or, outside the ordinary course of business consistent with past practice, employees of the Company or any of its Subsidiaries; or

(q) agree, authorize or commit to do any of the foregoing.

4.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that it shall not, and it shall cause its Subsidiaries not to, and it shall use its commercially reasonable efforts to cause their Representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person in connection with any Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make or implement any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, this Agreement is adopted by the stockholders of the Company at the Company Meeting, the Company may: (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than (i) 35% of the assets (on a consolidated basis) of the Company or (ii) more than 35% of the total voting power of the equity securities of the Company if the Company Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; provided, however, that the Company shall simultaneously provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal which was not previously provided or made available to Parent, its Affiliates or Representatives; or (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A) or (B) above, the Company Board of Directors determines in good faith after consultation with outside legal counsel that failure to take such action is likely to be inconsistent with their fiduciary duties under applicable Law, and (y) in such case referred to in clause (B) above, if the Company Board of Directors has determined in good faith based on the information then available and after consultation with its financial and legal advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(b) No Change in Recommendation; Alternative Acquisition Agreement. The Company Board of Directors and each committee thereof shall not:

(i) except as expressly permitted by this Section 4.2(b), withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Recommendation;

(ii) except as expressly permitted by Section 4.2(b) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 4.2(a) entered into in the circumstances referred to in Section 4.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or

(iii) except as expressly permitted by this Section 4.2(b), approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement by the stockholders of the Company at the Company Meeting, the Company Board of Directors may: (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Recommendation, (B) cause or permit the Company to enter into an Alternative Acquisition Agreement relating to any Acquisition Proposal or (C) approve, adopt, recommend or otherwise declare advisable any Acquisition Proposal made after the date hereof, if, in each case, the Company Board of Directors determines in good faith, after consultation with outside counsel that failure to take such action is likely to be inconsistent with its fiduciary duties under applicable Law and, with respect to clauses (B) and (C), if the Company Board of Directors has determined in good faith after consultation with its financial and legal advisers that such Acquisition Proposal constitutes a Superior Proposal; provided that prior to taking any action described in the immediately preceding clauses (A), (B) or (C), the Company Board of Directors shall notify Parent in writing that it intends to take such action, attaching the most current version of any Acquisition Proposal to such notice; and provided, further, with respect to clause (A) (to the extent an Acquisition Proposal has been made) and clauses (B) and (C), that Parent does not make, within five (5) Business Days of receipt of such written notification, an offer that the Company Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Acquisition Proposal. The Company Board of Directors shall (x) not take any action described in clauses (A), (B) or (C) above until at least the sixth (6th) Business Day after the provision of notice to Parent required hereby and (y) notify Parent promptly if its intention to take such action referred to in its notification shall change at any time after giving such notification.

In determining whether to make a Change of Recommendation in response to an Acquisition Proposal or otherwise, the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent or any other information provided by Parent in response to such notice.

(c) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or otherwise prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal if, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel, failure so to disclose is likely to be inconsistent with its obligations under applicable Law.

(d) Existing Discussions. Except as otherwise permitted by this Section 4.2, the Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.2 and in the Confidentiality Agreement.

4.3. Information Supplied. Each of the Company and Parent agrees, as to it and its Subsidiaries, that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.4. Stockholders Meeting. Subject to the other provisions of this Agreement, including Section 4.2, the Company acting through the Company Board of Directors shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholders Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) except where there has been a Change of Recommendation in accordance with Section 4.2(b), use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything herein to the contrary, if the Company Board of Directors has approved, endorsed or recommended a Superior Proposal, or has withdrawn, modified or amended the Recommendation in accordance with Section 4.2 in a manner adverse to Parent or resolves to do any of the foregoing, notwithstanding anything to the contrary contained in this Agreement, (x) the Company shall not be obligated to call, give notice of, convene and hold (and may cancel) the Company Meeting and (y) the Company shall not be required to take any of the other actions set forth in Section 4.5.

4.5. Filings; Other Actions; Notification. (a) Proxy Statement. Subject to Section 4.2, as promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement, which shall include the Recommendation and shall promptly notify Parent of the receipt of all written comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. Parent and Merger Sub shall, and Parent shall cause Merger Sub to, provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. Subject to Section 4.2, the Company and Parent shall each use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b) Cooperation. Subject to Section 4.2 and the other provisions of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. Each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Antitrust Laws. (i) Each party hereto shall (A) file the Notification and Report Form required under the HSR Act with respect to the Merger with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission no later than ten (10) Business Days following the date hereof, and request early termination of the waiting period therein, (B) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Subsidiaries from any Antitrust Authority and (C) cooperate with one another in connection with the preparation of their respective Notification and Report Forms and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

(ii) All filing fees payable under the HSR Act shall be borne equally and paid when due by the Company, on the one hand, and Parent and Merger Sub, on the other hand.

(iii) Each party hereto shall use its best efforts (which shall include litigation) to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. In the context of this Section 4.5(d)(iii), “best efforts” shall include, without limitation, the following:

(A) if Parent or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, Parent and the Company shall substantially comply with such formal request within sixty (60) days following the date of its receipt thereof;

(B) Each of Parent and the Company shall promptly respond to any request from the other for information or documentation reasonably requested by the other party in connection with the development and implementation of a strategy and negotiating positions with any Antitrust Authorities; provided that access to any such filing, information or documentation will, at such party’s request be restricted to such other parties’ outside counsel and economists or advisers retained by such counsel;

(C) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby;

(D) Parent at its sole cost, shall timely comply with all restrictions and conditions, if any, specified or imposed by any Antitrust Authority with respect to Antitrust Laws as a requirement for granting any necessary clearance or terminating any applicable waiting period, including agreeing to hold separate, divest, license or cause a third party to purchase, assets and/or businesses of Parent, the Company or any of its Affiliates, it being understood that Parent shall be permitted to negotiate in good faith with the Antitrust Authorities;

(E) In the event any Antitrust Authority initiates a proceeding before any court, commission, quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction seeking to restrain, enjoin or prohibit the Merger, Parent shall use its commercially reasonable efforts to prevent the entry of any order restraining, enjoining or prohibiting the Merger, including by retaining all appropriate expert witnesses and consultants. The Company shall be permitted to participate in all aspects of the defense of such proceedings and Parent shall use its best efforts to prevail in such proceedings. Parent shall be responsible for the payment of its own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order.

(F) Parent shall not unilaterally withdraw its Notification and Report Form without the consent of the Company and the Company agrees that such consent shall not be unreasonably withheld. In the event that Parent withdraws its Notification and Report Form, the parties agree that the applicable Notification and Report Form shall be re-filed within two (2) Business Days of the date such Form is withdrawn.

(e) Parent and Merger Sub shall, jointly and severally, be responsible for the payment of the Company’s reasonable and documented out-of-pocket expenses in connection with obtaining the approval of any Antitrust Authority (other than in connection with the initial filing), including legal fees and expenses, in substantially complying with any formal request for additional information or documentary material from any Antitrust Authority and in connection with any litigation.

(f) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of any change, fact or condition of which it has knowledge that is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

4.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Termination Date, to its officers, employees, properties, Tax Returns, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to violate any Laws. All requests for information and access made pursuant to this Section 4.6 shall be directed to an executive officer of the Company or such person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

4.7. Publicity. The initial press release regarding the Merger shall be a joint press release. Thereafter, each of the Company and Parent shall consult with each other and obtain the consent of both the Company and Parent (which consent shall not be unreasonably withheld, delayed or conditioned) prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the American Stock Exchange or by the request of any Governmental Entity.

4.8. Employee Benefits and Compensation.

(a) From and after the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each current and former employee of the Company and its Subsidiaries (“Company Employees”) arising under the terms of any Benefit Plan listed on Section 3.1(h)(i) to the Company Disclosure Letter to which it is a party in accordance with the terms as in effect immediately before the Closing Date; provided, that nothing in this Agreement shall prohibit the amendment or termination of any such Benefit Plans, employment, consulting, retention, severance, change-of-control or similar agreement in accordance with their terms and applicable Law. Nothing contained herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or to restrict the right of Parent or the Surviving Corporation to terminate any such employee. Notwithstanding the foregoing provisions of this Section 4.8(a), nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan, or (ii) shall limit the right or Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 4.8(a) with respect to employees of the Company and its Subsidiaries are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including, without limitation, any current or former employees of the Company or any of its Subsidiaries, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective Affiliates or continued participation in any Benefit Plan.

(b) Following the Closing Date, (i) Parent shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Company Employees or their dependents or beneficiaries under any Parent welfare benefit plans in which such employees may be eligible to participate to the extent such exclusions or limitations were applicable under the analogous Benefit Plan; and (ii) Parent shall provide or cause to be provided that any costs or expenses incurred by Company Employees (and its dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans to the extent credit for such loss and expense was taken under the analogous Benefit Plan.

(c) With respect to each employee benefit plan, policy or practice, including, without limitation, severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates in which Company Employees may be eligible to participate following the Closing Date, Parent shall grant, or cause to be granted to, all Company Employees from and after the Closing Date credit for all service with the Company and its Subsidiaries and each of their respective predecessors, prior to the Closing Date for all purposes (including, without limitation, eligibility to participate, vesting credit, eligibility to commence benefits, early retirement subsidies and severance, but excluding benefit accruals under any defined benefit pension plan or eligibility for post-retirement health or welfare benefits) to the extent such service was taken into account for a similar Benefit Plan in which such Company Employee participates.

4.9. Expenses. (a) Except as otherwise provided in this Section 4.9 and Sections 2.1, 4.5(d)(ii), 4.5(e), 4.8(a), 4.10, 4.11, 4.12, 4.17, 6.5 and 7.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Voting Agreement and the Equity Commitment Letters, and the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any regulatory filings shall be borne one half by Parent and Merger Sub, jointly and severally, and one half by the Company.

(b) All Separation Fees incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid in full by the Parent and Merger Sub, jointly and severally.

(c) Except as otherwise provided in this Section 4.9, all expenses of the Company incurred in connection with this Agreement, the Voting Agreement and the Equity Commitment Letters, and the Merger and the other transactions contemplated hereby and thereby shall be paid in full by the Company on or prior to Closing.

4.10. Indemnification; Directors’ and Officers’ Insurance. (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall, and Parent shall cause the Surviving Corporation to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Costs pending or asserted or any claim made within such period shall continue until the disposition or resolution of such Costs. From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor, in accordance with their respective terms, each of the covenants contained in this Section 4.10.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation, jointly and severally, shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director, officer, employee or agent of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, including, but not limited to, with respect to the transactions contemplated by this Agreement, the Voting Agreement and the Equity Commitment Letters or serve or served as a fiduciary under, or with respect to, any employee benefit plan at any time maintained by or contributed by the Company or any of its Subsidiaries.

(c) Any Indemnified Party wishing to claim indemnification under Section 4.10(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advanced to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred; provided, that each Indemnified Party shall repay such amounts (with such repayment obligation to be unsecured and non-interest bearing) if and to the extent that it shall ultimately be determined in a decision by a court of competent jurisdiction from which no appeal can be taken that such Indemnified Party is not entitled to be indemnified by Parent and the Surviving Corporation for such fees and expenses, (ii) Parent and the Surviving Corporation shall cooperate with the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then Parent and the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion is appropriate to reflect relative faults and benefits.

(d) For a period of six (6) years from the Effective Time, the Surviving Corporation shall either maintain the Company’s existing directors’ and officers’ liability insurance (“D&O Insurance”), or Parent shall provide for equivalent directors’ and officers’ liability insurance covering the individuals who are covered by the D&O Insurance on the date hereof and providing benefits and levels of coverage that are no less favorable than those provided under the D&O Insurance, with respect to acts or omissions prior to the Effective Time so long as the annual premium therefor is not in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the “Current Premium”); provided, however, that if the existing D&O Insurance or such insurance provided by Parent expires, is terminated or cancelled or is otherwise unavailable on such terms during such six (6) year period, Parent and the Surviving Corporation will use their reasonable best efforts to obtain as much D&O Insurance with the best terms available as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 250% of the Current Premium.

(e) If Parent or the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 4.10.

(f) The provisions of this Section 4.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and beneficiaries of the D&O insurance, their heirs and their representatives. If any Indemnified Party or D&O Insurance beneficiary is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Parent and the Surviving Corporation shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action, including, without limitation, reasonable attorneys’ fees and costs.

(g) The rights of each Indemnified Party and D&O Insurance beneficiaries hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party or beneficiary may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification or insurance arrangement, the DGCL, other contract or otherwise. The provisions of this Section 4.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and D&O Insurance beneficiaries.

4.11. Financing. (a) The Company shall and shall use good faith efforts to cause its independent auditors, counsel and other representatives to provide all reasonable and timely cooperation in connection with the arrangement of the Debt Financing, including (i) arranging for the Chief Executive Officer, Chief Financial Officer or other necessary members of senior management or individual performing the functions customarily associated with such titles and positions of the Company who may be reasonably expected to participate in such cooperation, (x) to meet with rating agencies, prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (y) to provide reasonable and customary management representations to auditors and (z) to provide reasonable and timely assistance with the preparation of business projections and similar materials, (ii) otherwise reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources for any of the Debt Financing, (iii) upon request, furnishing Parent and Merger Sub and their financing sources with timely financial and other pertinent information regarding the Company as may be reasonably requested by Parent or Merger Sub, including all financial statements and financial data and related material (including appropriate management’s discussion and analysis) sufficient in form and content to allow compliance with the requirements of Regulation S-X and Regulation S-K under the Securities Act and the requirements of the rules of the Public Company Accounting Oversight Board of a type and in the form customarily included in private placements under Rule 144A of the Securities Act and regulations promulgated thereunder to consummate any portion of the Debt Financing (and including, with respect to any audited financial statements, the report of the Company’s auditors thereon) (the “Required Financial Information”), (iv) reasonably cooperating with Parent and Merger Sub and their financing sources (including by participating in drafting sessions) in the preparation of (A) any and all offering, information or syndication documents for or relating to any of the Debt Financing or any alternative to all or any portion thereof (“Offering Documents”), including but not limited to using commercially reasonable efforts to ensure that an offering memorandum prepared in accordance with customary practices for any offering under Rule 144A with respect to any financing that Parent and Merger Sub are seeking to obtain is prepared in a timely manner in connection with such financing, including by timely preparing and providing the Required Financial Information and any tabular, compiled, or other financial data as reasonably requested by Parent or Merger Sub in connection with the preparation of any such offering memorandum, and (B) materials for rating agency presentations, (v) reviewing and consulting with Parent and Merger Sub regarding the terms of the definitive documentation relating to the Debt Financing, (vi) providing and executing documents as may be reasonably requested by Parent or Merger Sub and reasonably acceptable to the Company including a certificate of the Chief Financial Officer of the Company with respect to solvency matters, (vii) facilitating the pledging of collateral on or after the Effective Date, and obtaining surveys and title insurance as reasonably requested by Parent or Merger Sub, and (viii) obtaining (A) comfort letters from the auditors of the Company and consent from such auditors for Parent, Merger Sub and the Company to use any of their audit reports of the Company (including but not limited to by including such reports in any Offering Documents), and (B) customary legal opinions regarding due organization, power and authority to enter into the transactions contemplated hereby, no conflicts, and execution and delivery and enforceability of this Agreement and the other agreements contemplated hereby, in each case subject to customary assumptions and qualifications, as reasonably requested by Parent or Merger Sub and reasonably acceptable to the Company and (ix) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company at or prior to the Closing; provided, that, all such information to be provided by the Company pursuant to this Section 4.11 pursuant to a request made by Parent in a timely manner (but in any event no later than thirty (30) Business Days prior to the Closing) in accordance with the terms of this Section 4.11, shall be provided to Parent or Merger Sub (aa) in the case of Required Financial Information, at least twenty (20) Business Days prior to Closing, and (bb) in the case of information other than Required Financial Information, as soon as reasonably practicable; and provided, further, that notwithstanding any provision to the contrary set forth herein, (1) in no event shall the Company be required to pay any commitment or similar fee or incur any cost, expense, liability or other obligations in connection with the Debt Financing prior to the Effective Time; provided, however, that if the Company, in its sole discretion, pays or incurs any reasonable cost, expense, liability or other obligations in connection with the Debt Financing prior to the Effective Time, the Company shall be promptly reimbursed (and in any event no later than three (3) Business Days following receipt by Parent of invoices with respect to such cost, expense, liability and other obligations) by Parent or Merger Sub for such costs, expenses, liabilities or other obligations; (2) such cooperation, in the good faith determination of the Company, after consultation with counsel, would not reasonably be likely to consist of or result in a breach or violation of, or a default under, any Contract in effect as of the date hereof (including any financing arrangements), the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, or any applicable Laws; and (3) the parties hereto agree to act in good faith to cooperate hereunder in such a manner so as to avoid any material interference with the normal conduct of the Company’s or its Subsidiaries’ business or operations.

(b) Parent shall use its commercially reasonable efforts to obtain the Debt Financing and the equity financing pursuant to the respective Financing Commitments. Parent shall not without the prior written approval of the Company (which shall not be unreasonably withheld, conditioned or delayed) permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letters if such amendment, modification, waiver or remedy reduces the aggregate amount of the Debt Financing at the Closing or materially and adversely amends the conditions to the drawdown of the Debt Financing; provided, however, that Parent may, without the prior written approval of the Company, permit the reduction of the aggregate amount of the Debt Financing if Parent also obtains from alternative sources commitments in the aggregate amount of at least such reduction with terms and conditions that will not, taken as a whole, in the reasonable judgment of Parent, result in a decrease in the likelihood that such commitments from alternative sources will be available on the Closing Date.

4.12. Debt Tender Offer/Redemption of Notes.

(a) Following the date hereof, the Company shall commence promptly, after receipt of a written request from Parent to do so and receipt of the Debt Tender Offer Documents (as defined below) from Parent, a consent solicitation and/or an offer to purchase and related consent solicitation, or one or both of them, on such terms and conditions requested by Parent and reasonably acceptable to the Company (either or both such actions are referred to collectively as the “Debt Tender Offer”) with respect to all of the Notes, issued pursuant to the Indenture. The Company shall provide, and shall cause its Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including entering into customary dealer manager and consent solicitation agreements (in each case as shall be reasonably acceptable to the Company) in connection with the Debt Tender Offer; provided, that, notwithstanding any provision to the contrary set forth herein, (i) in no event shall the Company be required to pay any commitment or similar fee or incur any cost, expense, liability or other obligations in connection with the Debt Tender Offer prior to the Effective Time; provided, however, that if the Company, in its sole discretion, pays or incurs any reasonable cost, expense, liability or other obligations in connection with the Debt Financing prior to the Effective Time, the Company shall be promptly (and in any event no later than three (3) Business Days following receipt by Parent of invoices with respect to such cost, expense, liability and other obligations) reimbursed by Parent or Merger Sub for such costs, expenses, liabilities or other obligations; (ii) such cooperation, in the good faith determination of the Company, after consultation with counsel, would not reasonably be likely to consist of or result in a breach or violation of, or a default under, any Contract in effect as of the date hereof (including any financing arrangements), the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, or any applicable Laws; and (iii) the parties hereto agree to act in good faith to cooperate hereunder in such a manner so as to avoid any material interference with the normal conduct of the Company’s or its Subsidiaries’ business or operations.

(b) The Company’s obligation to accept for payment and pay for the Notes tendered pursuant to the Debt Tender Offer or make any payment for consents shall be subject to conditions as requested by Parent in writing and reasonably acceptable to the Company, including that (i) the closing of the Debt Tender Offer shall occur concurrently with the Effective Time (or Parent and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), and (ii) such other conditions as are customary for transactions similar to the Debt Tender Offer; provided, however, that in no event shall the closing of the Debt Tender Offer be a condition to the consummation of the Merger. Subject to the proviso of the preceding sentence, the parties shall use commercially reasonable efforts to cause the Debt Tender Offer to close substantially concurrently with the Effective Time. Parent hereby covenants and agrees to provide, or cause to be provided to, the Company, immediately available funds for the full payment (including any applicable premiums or consent solicitation fees, and all related fees and expenses) at the Effective Time (or if later at the expiration date of the Debt Tender Offer) of all Notes properly tendered and not withdrawn (or consents received and not withdrawn) to the extent required pursuant to the terms of the Debt Tender Offer. The Debt Tender Offer and other actions taken in connection therewith shall be conducted in accordance with the terms of the Indenture and all applicable rules and regulations of the SEC and other applicable Laws.

(c) The Company shall waive any of the conditions to the Debt Tender Offer as may be reasonably requested by Parent in writing (other than the conditions that the Debt Tender Offer is conditioned on the Effective Time as provided in clause (b) above and that there shall be no Law prohibiting consummation of the Debt Tender Offer), so long as such waivers would not cause the Debt Tender Offer to violate the Indenture, Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), or any other applicable Law, and shall not, without the prior written consent of Parent, waive any condition to the Debt Tender Offer or make any change, amendment or modification to the terms and conditions of the Debt Tender Offer (including any extension thereof) other than as agreed between Parent and the Company in writing or as required to comply with applicable Law.

(d) Parent shall prepare, in consultation with the Company, as promptly as practicable, a consent statement and/or an offer to purchase and consent statement in respect of the applicable Debt Tender Offer, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Debt Tender Offer Documents”). Parent and the Company shall reasonably cooperate with each other in the preparation of the Debt Tender Offer Documents. The Debt Tender Offer Documents (including all amendments or supplements) and all mailings to the beneficial owners of the Notes in connection with the Debt Tender Offer shall be subject to the prior review and, and comment by, Parent and the Company and shall be reasonably acceptable to each of them. The Company shall use its commercially reasonable efforts to cause to be disseminated to the record holders of the Notes, and to the extent known by the Company, the beneficial owners of the Notes (collectively, the “Noteholders”) the Debt Tender Offer Documents. If at any time prior to the acceptance of Notes pursuant to the Debt Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Debt Tender Offer Documents, the Company shall use commercially reasonable efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall provide copies thereof to Parent not less than three (3) Business Days (or such shorter period of time as the Company reasonably believes is necessary in light of the circumstances) in advance of any such dissemination and shall consult with Parent with respect to such amendment or supplement, and shall include in such amendment or supplement all comments reasonably proposed by Parent to the extent consistent with applicable Law. The Company shall comply with the applicable requirements of the Exchange Act, the TIA, and any other applicable Law in connection with the Debt Tender Offer and such compliance shall not constitute a breach hereunder or under the Debt Tender Offer Documents.

(e) Promptly following the expiration date of any consent solicitation under the Debt Tender Offer, assuming the requisite consents from Noteholders (including from persons holding proxies from the Noteholders) have been received, the Company shall use commercially reasonable efforts to cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective concurrently with the Effective Time, and providing for the amendments of the Indenture contemplated in the Debt Tender Offer Documents; provided, however, that the proposed amendments set forth therein shall not become operative unless and until all conditions to the Debt Tender Offer have been satisfied or waived by the Company in accordance with the terms hereof and thereof and the Company accepts all Notes (and related consents) validly tendered for purchase and payment pursuant to the Debt Tender Offer and not withdrawn, and that, in any event, the parties agree that the Supplemental Indenture shall not become operative, and no payment or liability shall be incurred by the Company, before the Effective Time; provided, further, that in no event shall the effectiveness of the Supplemental Indenture be a condition to the consummation of the Merger. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Parent and the Company.

(f) If this Agreement is terminated pursuant to Article VI, Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including legal fees and expenses, printing costs, and the out-of-pocket costs, fees and expenses of any dealer manager, information agent, depositary or the other agent retained in connection with the Debt Tender Offer) incurred by or on behalf of the Company in connection with the Debt Tender Offer. Parent shall indemnify and hold harmless the Company, its Subsidiaries, their respective officers, directors and representatives and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act for any loss or liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 4.12 with respect to the Debt Tender Offer (other than as a result of the Company’s fraud, gross negligence or bad faith); provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such Person to the extent such damages are attributable to information made in the Debt Tender Offer Documents based on information supplied by the Company or its Affiliates in writing specifically for inclusion or incorporation by reference therein that is finally judicially determined to have contained a material misstatement or material omission.

4.13. Other Actions by the Company.

(a) Takeover Laws. If any Takeover Law is or may become applicable to the Merger, the other transactions contemplated by this Agreement, the Voting Agreement or the transactions contemplated by the Voting Agreement, the Company Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and the Voting Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the other transactions contemplated hereby, the Voting Agreement and the transactions contemplated thereby.

(b) Section 16 Matters. The Company Board of Directors shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the conversion of all Shares (including Restricted Shares) to cash pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act. The Company shall provide to counsel for Parent for its review copies of such resolutions to be adopted by the Company Board of Directors prior to such adoption.

4.14. Control of Operations. Without in any way limiting any party’s hereto rights or obligations under this Agreement, the parties hereto understand and agree that nothing contained in this Agreement shall give Parent or any of its Affiliates, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

4.15. No Additional Representations. Parent and Merger Sub acknowledge that each of them and their Affiliates and Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which each of them and their Affiliates and Representatives have deemed necessary or requested to review, and that each of them and their Affiliates and Representatives have had full opportunity to meet with the Company and the management of the Company to discuss the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company. Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representative”), except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company Reports), and neither the Company, its Affiliates and Representatives, nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Parent’s Affiliates use of such information, including the presentation materials delivered to Parent or its Affiliates, as subsequently updated, supplemented or amended (the “Information Memorandum”), or any information, documents or material made available to Parent or its Affiliates in the due diligence materials provided to Parent or its Affiliates, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or any of its Affiliates with respect to (i) the information set forth in the Information Memorandum or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Information Memorandum or any management presentation.

4.16. Equity Commitment Letters. Parent shall not amend, modify, supplement or terminate the Equity Commitment Letters and shall not waive any of the terms thereof without the prior written consent of the Company.

4.17. Payment of Debt. (a) In the event that the Debt Tender Offer has not been consummated in accordance with the terms of Section 4.12 prior to the Effective Time, the Company shall, (i) immediately prior to the Effective Time issue a notice of redemption for all of the outstanding aggregate principal amount of the Notes, pursuant to the terms of Article III of the Indenture and Section 5 of the Notes, and (ii) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the Notes pursuant to the satisfaction and discharge provisions set forth in Section 8.02 of the Indenture and the other provisions of the Indenture applicable thereto; provided, that prior to the Company’s being required to take any of the actions described in clauses (i) and (ii) above, Parent shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of the Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Notes. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cooperate in good faith as reasonably requested by Parent in connection with the Discharge of the Notes; provided, that any Opinion of Counsel (as such term is defined in the Indenture) or any other opinions required to be provided in connection with the Discharge of the Notes shall be provided by Parent’s counsel.

(b) At least five (5) Business Days prior to the Effective Time, the Company shall deliver or shall cause to deliver to Parent a statement showing all outstanding principal of and accrued interest in respect of all Loans (as defined in the Credit Agreement) and the Notes (as defined in the Credit Agreement) and any other amounts owed by Coinmach Corporation, Coinmach Laundry and each Subsidiary Guarantor (as defined in the Credit Agreement) under the Credit Agreement (the “Credit Agreement Amount”). Contemporaneously with the Effective Time, Parent shall, and shall cause the Surviving Corporation to (and the Surviving Corporation shall cause its applicable Subsidiaries to), pay the Credit Agreement Amount and satisfy all the Obligations (as defined in the Credit Agreement) of Coinmach Corporation, Coinmach Laundry and each Subsidiary Guarantor (as defined in the Credit Agreement) under the Credit Agreement.

4.18. Notice of Non-USRPHC Certificate. The Company shall furnish to Parent on or before the Closing Date proof reasonably satisfactory to Parent that the Company has provided notice of the certificate described in Section 5.1(e) to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

4.19. Confidentiality of Information and Materials From the date hereof to the earlier of (i) the date that is two (2) years from the date of the termination of this Agreement in accordance with Article VI and (ii) the Closing, each of the Company and its Subsidiaries shall, and shall cause their Representatives to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential and/or proprietary information of, or furnished by, Parent (other than any such information which (x) is or becomes generally available to the public other than as a result of a disclosure by the Company, its Subsidiaries or its Representatives in breach of this Section 4.19, (y) becomes available to the Company, its Subsidiaries or their Representatives on a non-confidential basis from a source other than Parent, provided that such source is not, and was not, bound by an obligation of confidentiality to Parent, or (z) was available to the Company, its Subsidiaries or their Representatives on a non-confidential basis prior to disclosure of such information by Parent or its Representatives) and, not otherwise use or disclose such information, except in connection with the transactions contemplated by this Agreement (other than disclosure of the Debt Commitment Letters, the Equity Commitment Letters or the terms of any financing related thereto (except as required by the General Rules and Regulations promulgated under the Exchange Act regarding the solicitation of proxies)) or as otherwise expressly permitted by Parent in writing, (b) in the event that the Company or any Subsidiary or any such Representative is required by law, legal or regulatory process or in connection with any audit or investigation by a Governmental Entity to disclose any such information, provide the Parent with reasonable written notice of such requirement so that the Parent may seek a protective order or other remedy or waive compliance with this Section 4.19, and (c) in the event that such protective order or other remedy is not obtained, or the Parent waives compliance with this Section 4.19, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information. The Company agrees and acknowledges that remedies at law for any breach of its or its Subsidiaries’ obligations under this Section 4.19 are inadequate and that in addition thereto the Parent shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Notwithstanding the foregoing, subclause (i) of this Section 4.19 will not apply to the Debt Commitment Letters or the Equity Commitment letters.

ARTICLE V

CONDITIONS

5.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction (or waiver by Parent and the Company) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholders Approval. The Company Stockholders Approval shall have been obtained.

(b) Injunction. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign Governmental Entity, and no other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

(c) Statutes. No federal, state or non-United States statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger or has the effect of making the Merger illegal.

(d) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act, if any, shall have expired or been terminated.

(e) Non-USRPHC Certificate. The Company shall furnish to Parent on or before the Closing Date a certificate, sworn under penalty of perjury and dated as of the Closing Date, stating that the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the 5-year period ending on the Closing Date.

5.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations or warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date (other than representations and warranties that are made as of a specific date, which shall be true and correct only as of such other specified date), except where the failure of the representations and warranties to be so true and correct (read for purposes of this Section 5.2(a) without giving effect to any materiality or Company Material Adverse Effect qualification in any such representation or warranty) has not had and would not reasonably be likely to have a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed in all material respects any obligation and complied in all material respects with any agreement or covenant of the Company to be performed or complied with by the Company under this Agreement.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 5.2(a) and Section 5.2(b).

5.3. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger are also subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations or warranties of each of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date (other than representations and warranties that are made as of a specific date, which shall be true and correct only as of such other specified date), except where the failure of the representations and warranties to be so true and correct (read for purposes of this Section 5.3(a) without giving effect to any materiality or Parent Material Adverse Effect qualification in any such representation or warranty) has not had and would not reasonably be likely to have a Parent Material Adverse Effect.

(b) Performance of Covenants. Each of Parent and Merger Sub shall have performed in all material respects any obligation and complied in all material respects with any agreement or covenant of Parent or Merger Sub, as the case may be, to be performed or complied with by Parent or Merger Sub, as the case may be, under this Agreement.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent and Merger Sub, certifying as to the matters set forth in Section 5.3(a) and Section 5.3(b).

ARTICLE VI

TERMINATION

6.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, either before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 4.4, by mutual written consent of the Company and Parent by action of the Company Board of Directors and Parent Board of Directors, respectively.

6.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board of Directors or Parent Board of Directors if (a) the Effective Time shall not have occurred by November 30, 2007, whether such date is before or after the date of the adoption of this Agreement by the stockholders of the Company referred to in Section 4.4 (the “Termination Date”); (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 4.4 shall not have been obtained at the Company Meeting or (c) any injunction or similar restraint or order issued or entered by a court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 4.4); provided, that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately caused the failure of a condition to the consummation of the Merger.

6.3. Termination by the Company. (a) This Agreement may be terminated and the Merger may be abandoned by action of the Company Board of Directors at any time prior to the time of adoption of this Agreement at the Company Meeting if the Company Board of Directors, subject to complying with the terms of this Agreement, authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, the Company pays the Termination Fee to Parent prior to or simultaneously with such termination.

(b) This Agreement may be terminated and the Merger may be abandoned by action of the Company Board of Directors at any time prior to the Effective Time if there has been a breach or failure to perform any of representations, warranties, covenants or other agreements made by Parent or Merger Sub in this Agreement, which breach or failure to perform would give rise to a Parent Material Adverse Effect or would result in a failure of a condition set forth in Article V to be satisfied or the failure of the Closing to occur; provided, that (i) the Company shall have given Parent written notice, delivered at least sixty (60) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 6.3(b) and the basis for such termination and (ii) such breach or failure to perform is not curable or (iii) if curable, such breach or failure to perform is not cured within sixty (60) days after written notice thereof is given by the Company to Parent.

(c) This Agreement may be terminated and the Merger may be abandoned by action of the Company Board of Directors at any time prior to the Effective Time if (i) all the conditions set forth in Section 5.1 and Section 5.2 (provided that for those conditions that by their terms are to be satisfied at the Closing, the Closing Date shall be deemed to be the date on which all the other conditions set forth in Section 5.1 and Section 5.2 are satisfied or waived) shall be satisfied or waived in accordance with this Agreement (the date all such conditions are satisfied or waived, the “Condition Satisfaction Date”), (ii) the Company delivers a written notice to Parent (x) stating that the Condition Satisfaction Date has occurred, (y) setting forth a proposed Closing Date in accordance with Section 1.2 (such proposed Closing Date shall not be earlier than (A) September 28, 2007 unless Parent has notified the Company in writing that Parent and Merger Sub have and would have as of an earlier date all necessary funds to consummate the transaction contemplated hereby and (B) at least three (3) Business Days after the Condition Satisfaction Date), and (z) on such Closing Date, Parent or Merger Sub fails to perform its obligations necessary to permit Closing to occur; provided that this Agreement may not be terminated and the Merger may not be abandoned by action of the Company Board of Directors pursuant to this Section 6.3(c) if, at the time of the proposed termination of this Agreement or abandonment of the Merger by the Company Board of Directors, the Company has not complied in all material respects with the obligations of the Company under Section 4.11 and Section 4.12.

6.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of Parent Board of Directors if (a) the Company Board of Directors shall, subject to the terms of this Agreement, have made a Change of Recommendation, or (b) there has been a breach or failure to perform any of the representations, warranties, covenants or other agreements made by the Company in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Article V to be satisfied or failure of the Merger to be consummated; provided, that, with regard to subclause (b) above, (i) Parent shall have given the Company written notice, delivered at least sixty (60) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to subclause (b) of this Section 6.4 and the basis for such termination and (ii) such breach or failure to perform is not curable or (iii) if curable, such breach or failure to perform is not cured within sixty (60) days after written notice thereof is given by Parent to the Company.

6.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives or Affiliates); provided, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 7.1 shall survive the termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 6.3(a) and a fee has not been paid in respect of Section 6.5(c) or (d), then the Company shall, upon the date of such termination, pay Parent a cash fee equal to (x) $15,000,000 (the “Termination Fee”) and (y) as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor, all of Parent’s and Merger Sub’s documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and Merger Sub and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (such amount, the “Acquiror Expenses”), which amount shall not be greater than $2,000,000. All payments shall be made by wire transfer of same day funds.

(c) (i) If (A) after the date hereof (x) a Person has publicly announced that subject to the Merger being disapproved by the Company’s stockholders or otherwise rejected, it will make a bona fide Acquisition Proposal with respect to the Company or (y) a Person has made a bona fide Acquisition Proposal (whether or not publicly announced) with respect to the Company, and thereafter this Agreement is terminated by Parent pursuant to Section 6.4(a) and a fee has not been paid in respect of Section 6.5(b) or (d) and (B) concurrently with such termination or within twelve (12) months after such termination the Company shall enter into a definitive agreement with regard to an Acquisition Proposal or an Acquisition Proposal shall be consummated, then the Company shall upon consummating such Acquisition Proposal, pay, without duplication, the Termination Fee and the Acquiror Expenses.

(ii) If (A) after the date hereof (x) a Person has publicly announced that subject to the Merger being disapproved by the Company’s stockholders or otherwise rejected, it will make a bona fide Acquisition Proposal with respect to the Company or (y) a Person has made a bona fide Acquisition Proposal with respect to the Company, and thereafter this Agreement is terminated by Parent pursuant to Section 6.2(b) and a fee has not been paid in respect of Section 6.5(b) or (d) and (B) concurrently with such termination or within twelve (12) months after such termination the Company shall enter into a definitive agreement with regard to an Acquisition Proposal or an Acquisition Proposal shall be consummated, then the Company shall upon consummating such Acquisition Proposal, pay, without duplication, the Termination Fee and the Acquiror Expenses.

(iii) Solely for the purposes of Section 6.5(c)(i) and (ii) and Section 6.5(d), reference to the figure “15%” within the definition of “Acquisition Proposal” shall be deemed to be replaced by the words “a majority”. All payments to be made pursuant to this Section 6.5(c) shall be made by wire transfer of same day funds.

(d) If after the date hereof this Agreement is terminated by Parent pursuant to Section 6.4(a) and no Person has made a bona fide Acquisition Proposal with respect to the Company (whether or not publicly announced) and a fee has not been paid in respect of Section 6.5(b) or (c), then the Company shall promptly pay to Parent, without duplication, the Termination Fee and the Acquiror Expenses. All payments to be made pursuant to this Section 6.5(d) shall be made by wire transfer of same day funds.

(e) If this Agreement is terminated by the Company pursuant to Section 6.3(c), then Parent and Merger Sub shall, jointly and severally, upon the date of such termination, pay the Company a cash fee equal to (x) $15,000,000, (y) as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor, all of the Company’s documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by the Company and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $2,000,000 and (z) any outstanding amounts required to be reimbursed to the Company by Parent or Merger Sub pursuant to the terms of this Agreement. All payments shall be made by wire transfer of same day funds.

(f) The parties hereto acknowledge that the agreements contained in Sections 6.5(b), (c), (d) and (e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement, and that any amounts payable pursuant to this Section 6.5 constitute liquidated damages. If (i) the Company fails to pay promptly any amount due pursuant to Section 6.5(b), (c) or (d), and to obtain such payment, Parent commences a suit which results in a judgment against the Company for such fee, charges or expenses payable by the Company, or (ii) Parent fails to pay promptly any amount due pursuant to Section 6.5(e), and to obtain such payment, the Company commences a suit which results in a judgment against Parent for such fee, charges or expenses payable by Parent, the party against whom judgment was entered shall pay to the prevailing party such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. If the Company pays amounts due under Section 6.5(b), (c) or (d), such payment shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages with respect to a termination of this Agreement, and if Parent pays amounts due under Section 6.5(e), such payment shall be the Company’s sole and exclusive remedy for monetary damages with respect to a termination of this Agreement.

ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1. Survival. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Section 1.4 (The Certificate of Incorporation of the Surviving Corporation), Section 2.1 (Effect on Capital Stock); Section 2.2 (Exchange of Certificates), Section 4.8 (Employee Benefits and Compensation), Section 4.9 (Expenses) Section 4.10 (Indemnification; Directors’ and Officers’ Insurance), Section 4.15 (No Additional Representations) and Section 4.17(a) (Payment of Debt) shall survive the consummation of the Merger. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Section 4.9 (Expenses), Section 4.15 (No Additional Representations), Section 4.19 (Confidentiality of Information and Materials) and Section 6.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

7.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, only by written agreement executed and delivered by duly authorized officers of the respective parties.

7.3. Waiver of Conditions. The conditions to each of the parties’ hereto obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

7.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a)  This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflicts of law principles thereof. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

7.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

Spin Holdco Inc.
c/o Babcock & Brown
1 Dag Hammarskjold Plaza
Attention: Berry Talintyre
Fax: (212) 230-0733

with a copy to (which shall not constitute a notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Andrew L. Bab, Esq.
Fax: (212) 909-6836

If to the Company:

Coinmach Service Corp.
303 Sunnyside Boulevard, Suite 70
Plainview, New York 11803
Attention: Robert M. Doyle

Fax: (631) 349-9125

with, at all times prior to the Effective Time, a copy to (which shall not constitute a notice):

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Ronald S. Brody, Esq.
Fax: (212) 354-8113

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

7.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Equity Commitment Letters and the Confidentiality Agreement, dated March 13, 2007, between Babcock & Brown LP and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.8. No Third Party Beneficiaries. Except for the provisions of Section 1.4 and Section 4.10 (which both shall be for the benefit of the Indemnified Parties and the D&O Insurance beneficiaries), each of Parent, Merger Sub and the Company hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

7.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

7.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any New York tax on transfer of stock, penalties and interest) incurred in connection with, or as a consequence of, the Merger shall be borne equally and paid when due by the Company, on the one hand, and the Parent and Merger Sub, on the other hand. Parent and Merger Sub shall be responsible for determining the amount of such Taxes and fees, and preparing and filing any Tax Returns in connection therewith, to the extent permitted by applicable Law.

7.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.12. Definitions; Interpretation; Construction. (a) Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement, including, without limitation, Exhibit A.

(b) Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Company or Parent, as applicable, such knowledge shall mean the actual knowledge of the individuals listed on Exhibit B or Exhibit C, as applicable, without inquiry.

(c) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Any item disclosed in a section of the Company Disclosure Letter shall be deemed disclosed in all other sections of the Company Disclosure Letter and shall qualify the representations and warranties contained in Section 3.1. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References in this Agreement to the “date hereof” mean the date of this Agreement as indicated in the Preamble. Whenever the words “or” is used in this Agreement it shall not be exclusive and any words in the singular include the plural and words in the plural include the singular.

(d) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(e) The fact that any item of information is disclosed in the Company Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

7.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent to be a constituent corporation in lieu of Parent, in which event all references herein to Parent shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Parent as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement; provided, further, that each assignee (pursuant to the terms and conditions of this Section 7.13) must agree in writing to be bound by the terms of this Agreement and such assignment shall not in any manner affect any of the Company’s rights under any of the Equity Commitment Letters. Any purported assignment in violation of this Agreement will be void ab initio.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

COINMACH SERVICE CORP.

By: /s/ Robert M. Doyle

Name: Title:	Robert M. Doyle Chief Financial Officer

SPIN HOLDCO INC.

By: /s/ Berry Talintyre

Name: Title:	Berry Talintyre Vice President

SPIN ACQUISITION CO.

By: /s/ Berry Talintyre

Name: Title:	Berry Talintyre Vice President

EXHIBIT A

Definitions

(a) As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” shall mean (i) any proposal or offer with respect to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of any class of equity securities or consolidated total assets (including, without limitation, equity securities or assets of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Antitrust Authority” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Benefit Plans” shall mean all employee or director compensation and/or benefit plans, programs, policies or agreements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, (whether or not subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement, severance, employment, termination, retention, change of control or fringe benefit plan, program or agreement, for the benefit of current or former employees or directors of the Company or its Subsidiaries, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could incur any material liability.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

“Change of Recommendation” shall mean any action referred to in clause (A) or (C) of the penultimate paragraph of Section 4.2(b).

“Coinmach Holdings Benefit Plans” shall mean all compensation and/or benefit plans, programs, policies or agreements, including any employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement, severance, employment, termination, retention, change of control or fringe benefit plan, program or agreement, for the benefit of current or former employees or directors of the Company or its Subsidiaries, in each case that are sponsored, maintained or contributed to by Coinmach Holdings, or with respect to which Coinmach Holdings could incur any material liability.

“Company Material Adverse Effect” shall mean a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall constitute a Company Material Adverse Effect or be taken into account in determining whether or not there has been or is reasonably likely to be a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities markets to the extent not materially disproportionately affecting the Company and its Subsidiaries, taken as a whole; (ii) changes in accounting rules; (iii) changes affecting generally the outsourced laundry equipment service industry or the washer, dryer and other household appliance rental industry, except in each case to the extent not materially disproportionately affecting the Company and its Subsidiaries, taken as a whole; (iv) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Merger Sub or their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, other than effects, changes, events, conditions or circumstances solely relating to any third party consents or Company Approvals required to be obtained in connection with the transactions contemplated by this Agreement and not disclosed or otherwise listed in this Agreement (including, in the Company Disclosure Letter); (v) the pendency or consummation of the transactions contemplated by this Agreement or any actions by Parent, Merger Sub or the Company taken pursuant to this Agreement, other than effects, changes, events, conditions or circumstances solely relating to any third party consents or Company Approvals required to be obtained in connection with the transactions contemplated by this Agreement and not disclosed or otherwise listed in this Agreement (including, in the Company Disclosure Letter); (vi) any litigation related to this Agreement, the Voting Agreement, the Equity Commitment Letters, the Debt Commitment Letters or the transactions contemplated hereby and thereby brought by stockholders of the Company, holders of units of IDSs of the Company, holders of Notes of the Company or any other Person; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (viii) any change in the market price or trading volume of the shares of Class A Common Stock or IDSs; provided, however, that the underlying cause of such change may still constitute a Company Material Adverse Effect; and (ix) any failure by the Company to meet any revenue or earnings targets or projections of the Company or targets or forecasts of equity analysts; provided, however, that the underlying cause of such failure may still constitute a Company Material Adverse Effect.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of January 25, 2002, by and among Coinmach Laundry Corporation, a Delaware corporation (“Coinmach Laundry”), Coinmach Corporation, a Delaware corporation (“Coinmach Corporation”), Bankers Trust Company, as Administrative Agent and Collateral Agent, Deutsche Banc Alex. Brown Inc., as Lead Arranger and Book Manager, J.P. Morgan Securities Inc. and First Union Securities, Inc., as Syndication Agents, Credit Lyonnais New York Branch, as Documentation Agent and the other parties thereto.

“Debt Commitment Letters” shall mean the commitment letter, dated as of the date hereof, by and among Parent, The Royal Bank of Scotland plc, RBS Securities Corporation, Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch.

“Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters.

“Encumbrance” shall mean any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or encumbrance of any kind in respect of such asset but specifically excludes: (A) specified encumbrances described in Section A-2 of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable or being contested in good faith; (C) Liens for assessments and other governmental charges or mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings; (D) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or similar types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (E) other encumbrances that do not, individually or in the aggregate, materially interfere with the conduct of the business of the Company and its Subsidiaries as presently conducted.

“Environmental Law” shall mean any Law regulating or relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Equity Commitment Letters” means (a) the Equity Commitment Letter, dated as of the date hereof, by and between Babcock & Brown Investment Holdings Pty Ltd. and Parent to which the Company is a third-party beneficiary, (b) the Equity Commitment Letter, dated as of the date hereof, by and between Babcock & Brown Investment Holdings Pty Ltd. and Parent, (c) the Equity Commitment Letter, dated as of the date hereof, by and between Babcock & Brown Global Partners and Parent, (d) the Equity Commitment Letter, dated as of the date hereof, by and between Everest Babcock & Brown Opportunities Fund and Parent, (e) the Equity Commitment Letter, dated as of the date hereof, by and between ASG Holdings Pty Ltd and Parent, (f) the Equity Commitment Letter, dated as of the date hereof, by and between Kim McGuire and Parent, (g) the Equity Commitment Letter, dated as of the date hereof, by and between The Royal Bank of Scotland plc and Parent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Hazardous Substances” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, polychlorinated biphenyls or mold.

“IDS” shall mean income deposit securities issued by the Company composed of (i) one (1) share of Class A Common Stock and (ii) $6.14 aggregate principal amount of Notes, as may be adjusted from time to time in accordance with the provisions of the Indenture.

“Indenture” shall mean the Indenture, dated as of November 24, 2004, by and among the Company, as Issuer, The Bank of New York, as Trustee and Collateral Agent, and the subsidiaries guarantors parties thereto, as Subsidiary Guarantors, as amended or supplemented from time to time in accordance with the terms hereof.

“Intellectual Property” shall mean all: (A) trademarks, service marks, Internet domain names, trade dress, and other indicia of origin, all applications and registrations for the foregoing, including all renewals thereof, and all goodwill associated with and symbolized by any of the foregoing; (B) inventions, whether patentable or not, and all patents and patent applications, including divisionals, continuations, and continuations-in-part; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (D) published and unpublished original works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or similar proprietary rights.

“Notes” shall mean 11% Senior Secured Notes due 2024 issued by the Company in accordance with the Indenture.

“Permitted Acquisition” shall mean (a) the merger or consolidation of any Person into the Company or any of its Subsidiaries, (b) the acquisition by the Company or any of its Subsidiaries of all or material portion of the assets of any Person (or all or substantially all of the assets of a product line or division of any Person) not already a Subsidiary of the Company or (c) the acquisition by the Company or any of its Subsidiaries of a majority of the capital stock of any such Person; provided, that any such merger, consolidation or acquisition shall only be a Permitted Acquisition so long as: (A) the total aggregate consideration payable in cash in connection with Permitted Acquisitions shall not be greater than $1,000,000; and (B) such Permitted Acquisition shall be engaged in the business in which the Company and its Subsidiaries are engaged on the date of this Agreement and reasonable extensions thereof or businesses complementary to their respective businesses, including, without limitation, route businesses.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental Entity.

“Registered” shall mean issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Separation Fees” shall mean any costs, fees and expenses imposed by the Transfer Agent, the Depository Trust Company, brokers or other financial intermediaries in connection with the exchange of Shares for the Merger Consideration (including to separate one or more IDSs into its individual underlying components) in connection with the Merger and the other transactions contemplated hereby.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors of such Person or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” shall mean an unsolicited bona fide Acquisition Proposal providing for the acquisition of more than 75% of the assets (on a consolidated basis) or more than 75% of the total voting power of the equity securities of the Company that the Company Board of Directors has determined in its good faith judgment is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 4.2).

“Tax” (including, with correlative meaning, the term “Taxes”) shall include all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with a Tax authority relating to Taxes.

(b) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

Terms	Section
Agreement	Preamble
Acquiror Expenses	6.5	(b)
Alternative Acquisition Agreement	4.2(b)(ii)
Applicable Date	3.1(e	)(i)
Bankruptcy and Equity Exception	3.1(c	)(i)

Book-Entry Shares..............................................................................2.2(b)
By-Laws	1.5
Cancelled Share	2.1	(a)
Certificate	2.1	(a)
Certificate of Incorporation	1.4
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	1.2
Closing Date	1.2
Code	2.2	(f)
Coinmach Holdings	Recitals
Company	Preamble
Company Approvals	3.1	(d)(i)
Company Board of Directors	Recitals
Company Employee	4.8	(a)
Company Meeting	4.4
Company Disclosure Letter	3.1
Company Reports	3.1	(e)(i)
Company Stock Plans	2.3	(a)
Company Stockholders Approval	3.1	(c)(i)
Condition Satisfaction Date	6.3	(c)
Confidentiality Agreement	7.7
Contract	3.1(d)(ii)
Costs	4.10	(b)
Credit Agreement Amount	4.17	(b)
Current Premium	4.10	(d)
Debt Tender Offer	4.12	(a)
Debt Tender Offer Documents	4.12	(d)
Delaware Certificate of Merger	1.3
DGCL	Recitals
Discharge	4.17	(a)
Dissenting Shares	2.1	(d)
D&O Insurance	4.10	(d)
Effective Time	1.3
Exchange Act	3.1	(d)(i)
Exchange Fund	2.2	(a)
Excluded Share	2.1	(a)
Financing Commitments	3.2	(d)
GAAP	3.1(e)(iv)
Governmental Entity	3.1	(d)(i)
HSR Act	3.1	(d)(i)
Indemnified Parties	4.10	(b)
Information Memorandum	4.15
IRS	3.1	(h)(i)
Laws	3.1	(i)(i)
Lease	3.1	(j)(i)(B)
Leased Real Property	3.1(k)(ii)
Lien	3.1	(b)
Material Contracts	3.1	(j)(i)(I)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Noteholders	4.12	(d)
Offering Documents	4.11	(a)
Owned Real Property	3.1	(k)(i)
Parent	Preamble
Parent Approvals	3.2	(c)(i)
Parent Board of Directors	Recitals
Parent Material Adverse Effect	3.2	(a)
Paying Agent	2.2	(a)
Proxy Statement	3.1	(s)
Recommendation	3.1(c)(ii)
Representative	4.15
Required Financial Information	4.11
Restricted Shares	2.3	(a)
Restricted Shares Consideration	2.3	(a)
SEC	3.1	(e)(i)
Securities Act	3.1	(e)(i)
Shares	Recitals
Supplemental Indenture	4.12	(e)
Surviving Corporation	1.1
Takeover Laws	3.1(c)(ii)
Termination Date	6.2
Termination Fee	6.5	(b)
TIA	4.12	(c)
Voting Agreement	Recitals

EXHIBIT B

Company Knowledge

James Chapman

Robert Doyle

Stephen Kerrigan

Ramon Norniella

Michael Stanky

EXHIBIT C

Parent Knowledge

Jake Haines

Berry Talintyre